June 8, 1987



Mr. Robert E. Larson
Chairman of the Board and President
Princor High Yield Fund, Inc.
711 High Street
Des Moines, Iowa 50309


Dear Mr. Larson:

     Principal Mutual Life Insurance  Company intends to purchase 600,000 shares of Common Stock of Princor High Yield Fund,  Inc., par value $.01 per share (the

"Shares")  at $10.00 per share.  In  connection  with such  purchase,  Principal

Mutual Life Insurance Company represents and warrants that it will purchase such

Shares  as an  investment  and  not  with  a view  to  resale,  distribution  or redemption.



                                        Principal Mutual Life Insurance Company



                                         By __William P. Kovacs________________
                                            William P. Kovacs